Exhibit 21.1


          Subsidiaries of Clark-Schwebel Holdings, Inc.

          Clark-Schwebel, Inc., a Delaware corporation


          Subsidiaries of Clark-Schwebel, Inc.

          Clark-Schwebel Corporation, a New York corporation